April 26, 2012

First Investors Tax Exempt Funds
110 Wall Street, 4th Floor
New York, New York 10005

Ladies and Gentlemen:

We have acted as counsel to First Investors Tax Exempt Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 38 (the “Post-Effective Amendment”) to the Trust's Registration Statement on Form N-1A (File Nos. 002-82572; 811-03690) (the “Registration Statement”), registering an indefinite number of Class A and Class B shares of beneficial interest in the Tax Exempt Fund, Tax Exempt Fund II, California Tax Exempt Fund, Connecticut Tax Exempt Fund, Massachusetts Tax Exempt Fund, Michigan Tax Exempt Fund, Minnesota Tax Exempt Fund, New Jersey Tax Exempt Fund, New York Tax Exempt Fund, North Carolina Tax Exempt Fund, Ohio Tax Exempt Fund, Oregon Tax Exempt Fund, Pennsylvania Tax Exempt Fund and Virginia Tax Exempt Fund (collectively, the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust Instrument and By-laws of the Trust and the action of the Board of Trustees of the Trust that provides for the issuance of the Shares.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we also have relied on a certificate of an officer of the Trust.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that: (1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any opinions of this firm filed in connection with previous post-effective amendments to the Registration Statement.  We hereby consent to the filing of this

First Investors Tax Exempt Funds
April 26, 2012

opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name under the heading “General Information” in the statement of additional information that is being filed as part of the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ K&L Gates LLP